As filed with the Securities and Exchange Commission on June 30, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under

The Securities Act of 1933

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-0675505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 Dove Street, Newport Beach, California 92660

(Address of principal executive offices)

(949) 475-3600

(Registrant’s telephone number, including area code)

Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan

(Full Title of the plans)

Ronald M. Morrison

General Counsel

1401 Dove Street

Newport Beach, California 92660

(949) 475-3600

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas J. Poletti, Esq.

Katherine J. Blair, Esq.

Kirkpatrick & Lockhart LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Telephone: (310) 552-5000

Facsimile: (310) 552-5001

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Common Stock, $0.01 par value per share (3)	1,500,000 shares	$16.27	$24,405,000	$1,975

(1)	Represents shares of Common Stock that have become available for issuance under the Registrant’s 2001 Stock Option, Deferred Stock and Restricted Stock Plan as a result of the “evergreen” provision. The Registrant has previously registered 1,000,000 shares of its Common Stock under a Registration Statement on Form S-8 (Registration No. 333-68128) filed August 22, 2001 and 1,120,069 shares of its Common Stock under a Registration Statement on Form S-8 (Registration No. 333-83650) filed March 1, 2002, both filed in connection with the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, for which registration fees were previously paid.
(2)	This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.
(3)	Includes certain preferred stock purchase rights associated with the shares of Common Stock pursuant to the Rights Agreement, as amended, dated October 7, 1998.
(4)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 25, 2003.

STATEMENT UNDER GENERAL INSTRUCTION E -

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 consists of the registration of additional shares under the Impac Mortgage Holdings, Inc. (the “Company”) 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the “2001 Stock Plan”). Effective January 1, 2003, the number of shares of common stock reserved and authorized for issuance under the 2001 Stock Plan was increased pursuant to the “evergreen” provision contained in Section 3(a) of the 2001 Stock Plan by 1,500,000 shares (which was the lesser of (a) 3.5% of the total number of shares of stock outstanding on such date and (b) a lesser amount as determined by the Company’s Board of Directors). Pursuant to General Instruction E to Form S-8, for the purposes of the registration of the additional shares under the 2001 Stock Plan, the contents of the Company’s previous Registration Statements on Form S-8 (Registration No. 333-68128 and Registration No. 333-83650), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.

PART I

Information Required in the Section 10(a) Prospectus

The information required by Part I of Form S-8 is included in documents sent or given to participants in the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We incorporate by reference the following documents in this Registration Statement, which we have filed with the SEC (File No. 1-14100), under the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 28, 2003;
•	Our Definitive Proxy Statement, as filed on April 25, 2003;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed on May 2, 2003;
•	Our Current Reports on Form 8-K filed on June 12, 2003, May 7, 2003, February 21, 2003, February 20, 2003 and January 31, 2003;
•	The description of our common stock contained in our registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and
•	The description of our preferred stock purchase rights contained in our registration statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description.

We incorporate by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.    Description of Securities.

The class of securities to be offered is registered under Section 12(b) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Maryland General Corporation Law, as amended from time to time, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Impac Mortgage Holdings, Inc. and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Impac Mortgage Holdings, Inc. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Impac Mortgage Holdings, Inc. and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of Impac Mortgage Holdings, Inc. in any of the capacities described above and to any of our employees or agents or a predecessor of Impac Mortgage Holdings, Inc.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

In addition, we have entered into Indemnification Agreements with our officers and directors pursuant to which we have agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding. We maintain for the benefit of our officers and directors, officers’ and directors’ insurance.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number
4.1*	Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan.
4.1(a)**	Amendment to 2001 Stock Option, Deferred Stock and Restricted Stock Plan.
4.2***	Form of Stock Option Agreement for the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan.
5.1	Opinion of Kirkpatrick & Lockhart LLP.
5.2	Opinion of McKee Nelson LLP.
23.1	Consent of KPMG LLP re: Impac Mortgage Holdings, Inc.
23.2	Consent of KPMG LLP re: Impac Funding Corporation.
23.3	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).
23.4	Consent of McKee Nelson LLP (contained in Exhibit 5.2).
24.1	Power of Attorney (contained on signature page).

*	Previously filed with the Commission as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2001 and incorporated herein by reference.

**	Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-83650), filed with the Commission on March 1, 2002.

***	Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-68128), filed with the Commission on August 22, 2001.

Item 9.    Undertakings

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided; however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 30th day of June, 2003.

IMPAC MORTGAGE HOLDINGS, INC.

By: /s/ Richard J. Johnson

Richard J. Johnson, Executive Vice

President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Impac Mortgage Holdings, Inc., do hereby constitute and appoint Joseph R. Tomkinson or Richard J. Johnson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/S/ JOSEPH R. TOMKINSON Joseph R. Tomkinson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2003

/s/ WILLIAM S. ASHMORE William S. Ashmore	President and Director	June 30, 2003

/s/ RICHARD J. JOHNSON Richard J. Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2003

/s/ JAMES WALSH James Walsh	Director	June 30, 2003

/s/ FRANK P. FILIPPS Frank P. Filipps	Director	June 30, 2003

/s/ STEPHAN R. PEERS Stephan R. Peers	Director	June 30, 2003

/s/ WILLIAM E. ROSE William E. Rose	Director	June 30, 2003

/s/ LEIGH J. ABRAMS Leigh J. Abrams	Director	June 30, 2003

EXHIBIT INDEX

4.1*	Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan.

4.1(a)**	Amendment to 2001 Stock Option, Deferred Stock and Restricted Stock Plan.

4.2***	Form of Stock Option Agreement for the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan.

5.1	Opinion of Kirkpatrick & Lockhart LLP.

5.2	Opinion of McKee Nelson LLP.

23.1	Consent of KPMG LLP re: Impac Mortgage Holdings, Inc.

23.2	Consent of KPMG LLP re: Impac Funding Corporation.

23.3	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).

23.4	Consent of McKee Nelson LLP (contained in Exhibit 5.2).

24.1	Power of Attorney (contained on signature page).

*	Previously filed with the Commission as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2001 and incorporated herein by reference.

**	Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-83650), filed with the Commission on March 1, 2002.

***	Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-68128), filed with the Commission on August 22, 2001.